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                                                                   EXHIBIT 10.21

                                   AGREEMENT


     This Agreement ("Agreement") is made as of May 1, 2000 by and between LESLIE'S POOLMART, INC., a Delaware corporation ("LPM"), and DONALD J. ANDERSON ("Mr. Anderson").

                                    Recitals
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     A.  LPM employed Mr. Anderson as the Executive Vice President and Chief
Financial Officer of LPM, on May 1, 2000.

     B. LPM and Mr. Anderson wish to memorialize certain understandings between the parties in regards to Mr. Anderson's employment.

     Accordingly, the parties agree as follows:

1.   Compensation.
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     (a)  Salary.  Mr. Anderson's annual salary shall be $275,000.00, less
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normal withholdings, payable in accordance with LPM's usual and standard payroll practices.

     (b)  Bonus.  Mr. Anderson shall participate in the Bonus Plan for the most
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senior executives of LPM. Mr. Anderson shall be guaranteed a bonus for fiscal year 2000 (ending September 30, 2000) of $45,833.33 which is equal to five-twelfths of forty percent (40%) of his annual salary, such five-twelfths representing the prorated period of his actual employment during fiscal year 2000.

2.   Exclusivity of Employment.  During the term of Mr. Anderson's employment
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with LPM, Mr. Anderson will devote himself full-time to the interests of LPM and shall not, at any time or place, either directly or indirectly, engage in any business enterprise which would interfere with the performance of Mr. Anderson's duties as the Executive Vice President and Chief Financial Officer of LPM.

3.   Stock Options.  LPM shall grant Mr. Anderson an option to purchase up to
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35,000 shares of LPM non-voting common stock at the purchase price of $20.00 per share in accordance with LPM's current option plan. A more detailed option agreement shall be separately executed by LPM and Mr. Anderson.

4.   Fringe Benefits.  Mr. Anderson shall receive fringe benefits such as four
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(4) weeks of vacation each year, personal and sick leave, disability, medical and life insurance and other benefits consistent with the then-current policies of LPM and equal to those benefits extended to the senior executives of LPM.

5.   Severance.  If Mr. Anderson's employment is terminated for any reason other
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than Mr. Anderson's death or Just Cause, LPM shall continue to pay him an amount equal to his then-current salary, less normal withholdings, at intervals equal to the salary payments being received by the other most senior executives of LPM and continue to provide Mr. Anderson with the
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benefits he received prior to termination. Such payments and benefits shall continue through April 30, 2002 or the twelve-month period following termination, whichever is longer; provided, however, that if Mr. Anderson becomes an employee, consultant, or partner of a company or business entity, that directly competes with LPM, any severance payments and benefits will end as of the date such relationship between Mr. Anderson and the competing entity effectively commences. Further, in the event LPM or substantially all of its business or assets is sold, consolidated, merged or there is a change in the control in the ownership of LPM, such sale, consolidation, merger or change in control shall, at Mr. Anderson's sole determination, be deemed a termination of his employment under this Section 5, and Mr. Anderson shall be entitled to all of the severance set forth herein. For the purpose of this section, a termination for "Just Cause" shall mean a termination of employment for any of the following reasons: (i) Mr. Anderson's conviction of a felony, without the right of further appeal, which has an adverse impact on the Company or which involves the material misappropriation of LPM's assets; (ii) an intentional or grossly negligent violation by Mr. Anderson of any reasonable policy of the Board of Directors of LPM that results in material damage to the Company and which, after notice to do so, Mr. Anderson fails to correct within a reasonable time; or (iii) the performance of services by Mr. Anderson for any other company, entity, or person which directly competes with LPM during the time Mr. Anderson is employed by LPM, without the written approval of the Board of Directors of LPM.

6.   Dispute Resolution.  Mr. Anderson and LPM agree that any and all disputes,
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controversies or claims of any nature between them including, without limitation, any disputes arising out of or concerning Mr. Anderson's employment with LPM or his termination shall be determined exclusively by final and binding arbitration before a single arbitrator located in the same county as Mr. Anderson's principal place of employment, administered by the American Arbitration Association ("AAA") under the National Rules For Resolution Of Employment Disputes of the AAA, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. MR. ANDERSON AND LPM EXPRESSLY WAIVE ALL RIGHTS TO A JURY TRIAL IN COURT ON ALL STATUTORY OR OTHER CLAIMS.

7.   Confidentiality and Non-Solicitation.  Mr. Anderson recognizes that Mr.
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Anderson will have access to trade secrets and proprietary information of LPM, and he recognizes that should such information be revealed to a competitor, LPM would be materially damaged in an amount difficult to calculate. During the term of his employment and thereafter, Mr. Anderson promises not to disclose or use or induce or assist in the disclosure or use any trade secrets and proprietary information of LPM, except during the term of employment he may disclose such secrets and information solely for the benefit of LPM. Mr. Anderson promises that, during the term of his employment and for one (1) year after termination of his employment with LPM, regardless of the reason for such termination, he shall not, directly or indirectly, on his behalf or the behalf of any other person or entity, solicit any customers of LPM to cease to do business or to reduce the amount of business with LPM or to do business with another company that is a competitor of LPM or solicit any person who is an employee of LPM to terminate such employment.

8.   Remedies.  In the event of any breach hereunder, the party not in breach
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shall have the immediate right to pursue all remedies provided for by law and in equity.

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9.   Venue and Governing Law.  This Agreement is made in accordance with and
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shall be interpreted and governed by the laws of the principal place of employment of Mr. Anderson.

The parties hereto have executed this Agreement as of the date first stated above.

LESLIE'S POOLMART, INC.

By:  /s/ Lawrence H. Hayward        /s/ Donald J. Anderson
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Its:  President and CEO             DONALD J. ANDERSON
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